UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

October 27, 2006

Date of Report (Date of earliest event reported)

BASIN WATER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51991	20-4736881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8731 Prestige Court Rancho Cucamonga, CA	91730
(Address of principal executive offices)	(Zip Code)

(909) 481-6800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 5.02 below is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 30, 2006, Basin Water, Inc. (the “Company”) announced that it has appointed Michael M. Stark as President and Chief Operating Officer of the Company. The Company also entered into an employment agreement (the “Employment Agreement”) with Michael Stark on October 27, 2006, which agreement is effective as of October 22, 2006.

Mr. Stark, [63], served from 1997 to 2005 as President of Veolia Water North America, previously known as USFilter, a water services company. [From 2005 to 2006, Mr. Stark has been an independent consultant to companies in the water industry.] From 1992 to 1997, Mr. Stark served as President and Chief Executive Officer of Mobley Environmental Services, a company specializing in non-hazardous hydrocarbon recycling. Prior to that time, Mr. Stark has held executive positions at a variety of companies, and has been in the water, environmental and specialty chemical industry since 1965. Mr. Stark holds a B.S. in Biology from Marietta College.

The Employment Agreement has a term of three years and provides that Mr. Stark will receive a salary of $325,000 per year. Mr. Stark will also be eligible for an annual bonus ranging from 15% to 75% of his base salary depending on whether the Company meets certain annual targeted revenue and net income targets set by the Company’s Compensation Committee.

Under the Employment Agreement, Mr. Stark will receive a restricted stock award of 200,000 shares of the Company’s common stock, as to which one-third of the shares will vest on each of the first, second and third anniversaries of the effective date of the Employment Agreement. Mr. Stark will also receive options to purchase 300,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on The NASDAQ Global Market (“Nasdaq”) on October 26, 2006. The option shall vest as to (i) 100,000 shares after the closing price of the Company’s common stock on Nasdaq equals or exceeds $15.25 per share for a period of at least 45 continuous days within three years from the date of grant, (ii) 100,000 shares after the closing price of the Company’s common stock on Nasdaq equals or exceeds $19.00 per share for a period of at least 45 continuous days within three years from the date of grant and (iii) 100,000 shares after the closing price of the Company’s common stock on Nasdaq equals or exceeds $23.50 per share for a period of at least 45 continuous days within four years from the date of grant. These restricted stock awards and option grants will be made pursuant to the Company’s 2006 Equity Incentive Award Plan.

The Employment Agreement also provides that the vesting of 100% of Mr. Stark’s stock awards will be accelerated immediately prior to a change in control (as defined in the Employment Agreement) of the Company. In addition, if Mr. Stark is terminated without cause or leaves the Company’s employment for good reason (as defined in the Employment Agreement), then conditioned upon his signing a release, he shall be entitled to severance of six months base salary following the date of termination, continued healthcare benefits for such period and outplacement services of $15,000. If such termination without cause or for good reason occurs within 24 months following a change in control, in addition to the amounts stated above, Mr. Stark will also be eligible to receive an amount equal to his annual bonus for the year in which the termination occurs.

Mr. Stark was not selected as President and Chief Operating Officer pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Stark and any of the Company’s other directors or executive officers. There have been no related party transactions between the Company and Mr. Stark reportable under Item 404(a) of Regulation S-K.

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A copy of the Employment Agreement is attached hereto as Exhibit 10.1. A copy of the press release announcing Mr. Stark’s appointment as President and Chief Operating Officer is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are furnished herewith:

Exhibit No.	Document
10.1	Employment Agreement between Michael Stark and Basin Water, Inc. dated October 27, 2006.

99.1	Press release issued by Basin Water, Inc. on October 30, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIN WATER, INC.
(Registrant)

Date: October 30, 2006	BY:	/s/ Peter L. Jensen
Peter L. Jensen
Chief Executive Officer

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